Exhibit 3.21
CERTIFICATE OF INCORPORATION
OF
PINCH ACQUISITION CORPORATION
          I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do hereby certify as follows:
          FIRST: The name of the corporation (the “Corporation”) is Pinch Acquisition Corporation.
          SECOND: The address of the Corporation’s registered office in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
          FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000. The par value of such shares is $0.01 per share. All such shares are of one class and are Common Stock.
          FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
          SIXTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.
          SEVENTH: Each person who is or was or has agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an officer of the Corporation or as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

          EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
          NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.
          TENTH: The name of the sole incorporator is McDara P. Folan, III, and the address of incorporator is c/o Reynolds American Inc., 401 North Main Street, Winston-Salem, NC 27101.
          IN WITNESS WHEREOF, I have hereunto set my hand, this 21st day of April, 2006.

/s/ McDara P. Folan, III
McDara P. Folan, III
Sole Incorporator

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF PINCH ACQUISITION CORPORATION
1.	The name of the corporation is Pinch Acquisition Corporation (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended to read as follows:
     FIRST. The name of the corporation (the “Corporation”) is Conwood Holdings, Inc.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of the 24th day of May, 2006.

PINCH ACQUISITION CORPORATION
By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Vice President and Secretary